Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	May 6, 2020
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces First Quarter 2020 Results; Stable Pricing and Strong Sequential Volume Improvement

First Quarter 2020 Highlights

•	Net income attributable to Venator of $7 million; adjusted net income attributable to Venator of $12 million

•	Adjusted EBITDA of $57 million compared to $60 million in 1Q19 and $23 million in 4Q19

•	Diluted earnings per share of $0.07 and adjusted diluted earnings per share of $0.11

•	Average TiO2 pricing was stable compared to the fourth quarter of 2019; volumes increased in-line with historical seasonality

•	Delivered $4 million of adjusted EBITDA benefit from our 2019 Business Improvement Program in the first quarter

•	At the end of the quarter, we had $25 million of cash supplemented by $191 million of availability under our ABL

•	Implementing a range of actions to reduce costs and cash uses in response to COVID-19

	Three months ended
	March 31,		December 31,
(In millions, except per share amounts)	2020	2019	2019
Revenues	$532	$562	$464

Net income (loss) attributable to Venator(a)	$7	$(3)	$(174)
Adjusted net income (loss) attributable to Venator(1)(a)	$12	$14	$(10)
Adjusted EBITDA(1)(a)	$57	$60	$23

Diluted earnings (loss) per share(a)	$0.07	$(0.03)	$(1.63)
Adjusted diluted earnings (loss) per share(1)(a)	$0.11	$0.13	$(0.09)

Net cash (used in) provided by operating activities	$(58)	$(29)	$69
Free cash flow(3)	$(85)	$(82)	$20

(a) Includes a $3 million benefit in the three months ended December 31, 2019, due to a change in plant utilization rates, which increased our overhead absorption and corresponding inventory valuation at certain facilities

See end of press release for footnote explanations

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WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported first quarter 2020 results with revenues of $532 million, net income attributable to Venator of $7 million, adjusted net income attributable to Venator of $12 million and adjusted EBITDA of $57 million.

Simon Turner, President and CEO of Venator, commented:

“I am pleased with our first quarter results. Prices remained stable across our portfolio and our TiO2 volumes improved 13% compared to the fourth quarter of 2019. As the coronavirus pandemic unfolded, we took swift and decisive actions to prioritize and protect the health and safety of our employees and the integrity of our operations, all of which continue to operate to meet customer demand.

“While the impact on our first quarter earnings was limited, we expect COVID-19 will have a meaningful impact on demand in the second quarter. We estimate that TiO2 volumes could decline 15% to 20% in the second quarter compared to the first quarter. We remain focused on delivering on our self-help initiatives and are implementing a range of immediate cost actions that we expect will yield approximately $20 million of adjusted EBITDA benefit in 2020. In addition, we are taking steps to reduce our cash uses and improve our liquidity, including reducing planned capital expenditures by approximately $25 million. We believe these actions will better position Venator to navigate the impact of the pandemic and we will continue to assess the need for additional actions.”

Segment Analysis for 1Q20 Compared to 1Q19

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $402 million in the three months ended March 31, 2020, a decrease of $23 million, or 5%, compared to the same period in 2019. The decrease was primarily due to a 1% decline in the average TiO2 selling price, a 2% unfavorable impact from foreign currency translation, a 1% decrease in sales volumes, and a 1% unfavorable impact due to mix and other. The decline in the average TiO2 selling price was primarily attributable to a lower global average functional TiO2 price. Sequentially, the average TiO2 selling price remained stable. Sales volumes declined compared to the prior year period primarily in certain specialty applications and were partially offset by higher demand for new products and for plastics applications.

Adjusted EBITDA for the Titanium Dioxide segment was $46 million for the three months ended March 31, 2020, a decrease of $15 million compared to the same period in 2019. The decline was primarily a result of a lower average TiO2 selling price, higher ore costs and a decline in overall TiO2 volumes. This was partially offset by lower selling, general and administrative costs, a decline in other raw materials and energy costs and a $3 million benefit from our 2019 Business Improvement Program.

Performance Additives

The Performance Additives segment generated $130 million of revenues in the three months ended March 31, 2020, a decline of $7 million, or 5%, compared to the same period in 2019. The decline was primarily due to a 4% decrease in sales volumes, a 1% unfavorable impact of foreign currency translation and a 1% unfavorable impact of mix and other, partially offset by a 1% increase in the average selling price. The decline in sales volumes was primarily a result of lower demand for certain coatings and construction-related products and portfolio optimization in color pigments and timber treatment.

Adjusted EBITDA in the Performance Additives segment was $22 million, an increase of $7 million for the three months ended March 31, 2020 compared to the same period in 2019. The increase was primarily due to a favorable mix of sales within the businesses, lower selling, general and administrative costs, lower raw material, energy and other costs and a $1 million benefit from our 2019 Business Improvement Program, partially offset by a decline in sales volumes.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and Other were $11 million, or $5 million lower in the three months ended March 31, 2020 compared to the same period in 2019. This was primarily as a result of favorable foreign currency translation and lower costs in various corporate functions. We expect Corporate and other to be approximately $50 million for the full year 2020.

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Tax Items

We recorded an income tax benefit of $2 million for the three months ended March 31, 2020, compared to an income tax expense of $1 million for the three months ended March 31, 2019. Our adjusted effective tax rate was 35% for the three months ended March 31, 2020 compared to 38% for the same period in 2019.

Our income taxes are significantly affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by the presence of valuation allowances in certain tax jurisdictions. In 2020, we expect an adjusted effective tax rate of approximately 35%. We expect cash taxes in 2020 to be less than $5 million and we continue to expect our adjusted effective tax rate in the long-term will be approximately 15% to 20%.

Liquidity and Capital Resources

As of March 31, 2020, we had cash and cash equivalents of $25 million compared to $55 million as of December 31, 2019. In addition, we have in place an asset-based revolving credit facility available for our working capital needs and general corporate purposes with an availability of $191 million as of March 31, 2020. As of March 31, 2020, net debt was $781 million compared to $695 million as of December 31, 2019.

In the first quarter of 2020, capital expenditures totaled $31 million. In 2020, we expect total capital expenditures to be approximately $60 million compared to our prior estimate of $80 million to $90 million.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2020 results on Wednesday, May 6, 2020 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-800-367-2403
International participants	1-334-777-6978
(No passcode required)

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning May 6, 2020 and ending May 13, 2020.

Call-in numbers for the replay:
U.S. participants	1-888-203-1112
International participants	1-719-457-0820
Passcode	5191172

Upcoming Conferences

During the second quarter of 2020, a member of management is expected to present at the KeyBanc Industrials & Basic Materials conference on May 26-29, 2020, the Deutsche Bank Global Industrials & Materials Summit on June 8-9, 2020 and the BMO Chemical & Packaging conference on June 24, 2020. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

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Table 1 — Results of Operations

	Three months ended
	March 31,
(In millions, except per share amounts)	2020	2019
Revenues	$532	$562
Cost of goods sold	471	486
Operating expenses	42	55
Restructuring, impairment and plant closing and transition costs	7	12
Operating income	12	9
Interest expense, net	(10)	(11)
Other income	4	1
Income (loss) before income taxes	6	(1)
Income tax benefit (expense)	2	(1)
Net income (loss)	8	(2)
Net income attributable to noncontrolling interests	(1)	(1)
Net income (loss) attributable to Venator	$7	$(3)

Adjusted EBITDA(1)	$57	$60
Adjusted net income(1)	$12	$14

Basic earnings (loss) per share	$0.07	$(0.03)
Diluted earnings (loss) per share	$0.07	$(0.03)
Adjusted earnings per share(1)	$0.11	$0.13
Adjusted diluted earnings per share(1)	$0.11	$0.13

Ordinary share information:
Basic shares outstanding	106.7	106.5
Diluted shares	106.7	106.8

See end of press release for footnote explanations

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Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Favorable /
(In millions)	2020	2019	(Unfavorable)
Segment Revenues:
Titanium Dioxide	$402	$425	(5)%
Performance Additives	130	137	(5)%
Total	$532	$562	(5)%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$46	$61	(25)%
Performance Additives	22	15	47%
Corporate and other	(11)	(16)	31%
Total	$57	$60	(5)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	March 31, 2020 vs. 2019
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(1)%	(2)%	(1)%	(1)%	(5)%
Performance Additives	1%	(1)%	(1)%	(4)%	(5)%
Total Company	(1)%	(1)%	(1)%	(2)%	(5)%

(a)	Excludes revenues from tolling arrangements, by-products and raw materials

(b)	Excludes sales volumes of by-products and raw materials

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Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,
(In millions, except per share amounts)	2020	2019	2020	2019	2020	2019
Net income (loss)	$8	$(2)	$8	$(2)	$0.08	$(0.02)
Net income attributable to noncontrolling interests	(1)	(1)	(1)	(1)	(0.01)	(0.01)
Net income (loss) attributable to Venator	7	(3)	7	(3)	0.07	(0.03)
Interest expense, net	10	11
Income tax (benefit) expense	(2)	1
Depreciation and amortization	28	26
Business acquisition and integration expenses	1	2	1	2	0.01	0.02
Loss on disposal of businesses/assets	2	—	2	—	0.02	—
Amortization of pension and postretirement actuarial losses	3	4	3	4	0.03	0.04
Net plant incident costs	1	7	1	7	0.01	0.06
Restructuring, impairment, plant closing and transition costs	7	12	7	12	0.06	0.11
Income tax adjustments(2)	—	—	(9)	(8)	(0.09)	(0.07)
Adjusted(1)	$57	$60	$12	$14	$0.11	$0.13

Adjusted income tax expense(2)			7	9
Net income attributable to noncontrolling interests, net of tax			1	1
Adjusted pre-tax income			$20	$24
Adjusted effective tax rate			35%	38%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,
(In millions, except per share amounts)	2019	2019	2019
Net loss	$(173)	$(173)	$(1.62)
Net income attributable to noncontrolling interests	(1)	(1)	(0.01)
Net loss attributable to Venator	(174)	(174)	(1.63)
Interest expense, net	10
Income tax expense	150
Depreciation and amortization	28
Business acquisition and integration adjustments	(4)	(4)	(0.04)
Separation expense, net	(3)	(3)	(0.03)
Certain legal settlements and related expenses	1	1	0.01
Amortization of pension and postretirement actuarial losses	3	3	0.03
Net plant incident costs	3	3	0.03
Restructuring, impairment, plant closing and transition costs	9	9	0.08
Income tax adjustments(2)	—	155	1.46
Adjusted(1)	$23	$(10)	$(0.09)

Adjusted income tax benefit(2)		$(5)
Net income attributable to noncontrolling interests, net of tax		1
Adjusted pre-tax loss		$(14)
Adjusted effective tax rate		35%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	March 31,	December 31,
(In millions)	2020	2019
Cash and cash equivalents	$25	$55
Accounts and notes receivable, net	377	321
Inventories	492	513
Prepaid expenses and other current assets	74	88
Property, plant and equipment, net	948	989
Other assets	307	299
Total assets	$2,223	$2,265

Accounts payable	$301	$351
Other current liabilities	112	124
Current portion of debt	70	13
Long-term debt	736	737
Non-current payable to affiliates	30	30
Other non-current liabilities	315	337
Total equity	659	673
Total liabilities and equity	$2,223	$2,265

Table 6 — Outstanding Debt

	March 31,	December 31,
(In millions)	2020	2019
Debt:
Senior Notes	$371	$371
Term Loan Facility	361	361
Other debt	74	18
Total debt - excluding affiliates	806	750
Total cash	25	55
Net debt - excluding affiliates	$781	$695

Table 7 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
(In millions)	2020	2019
Total cash at beginning of period	$55	$165
Net cash used in operating activities	(58)	(29)
Net cash used in investing activities	(27)	(53)
Net cash provided by (used in) financing activities	56	(3)
Effect of exchange rate changes on cash	(1)	—
Total cash at end of period	$25	$80
Supplemental cash flow information:
Cash paid for interest	$(14)	$(18)
Cash paid for income taxes	—	(1)
Capital expenditures	(31)	(52)
Depreciation and amortization	28	26

Changes in primary working capital:
Accounts receivable	(62)	(61)
Inventories	9	35
Accounts payable	(20)	(22)
Total cash used in primary working capital	$(73)	$(48)

	Three months ended
	March 31,
(In millions)	2020	2019
Free cash flow(3):
Net cash used in operating activities	$(58)	$(29)
Capital expenditures	(31)	(52)
Other investing activities	4	(1)
Total free cash flow(3)	$(85)	$(82)

Adjusted EBITDA(1)	$57	$60
Capital expenditures excluding cash paid for Pori rebuild	(30)	(28)
Cash paid for interest	(14)	(18)
Cash paid for income taxes	—	(1)
Primary working capital change	(73)	(48)
Restructuring	(4)	(7)
Maintenance & other	(20)	(4)
Net cash flows associated with Pori	(1)	(36)
Total free cash flow(3)	$(85)	$(82)

See end of press release for numbered footnote explanations

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Footnotes

(1)	Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses/adjustments; (b) loss/gain on disposition of business/assets; (c) amortization of pension and postretirement actuarial losses/gains; (d) net plant incident costs/credits; and (e) restructuring, impairment, and plant closing and transition costs/credits; (f) certain legal settlements and related expenses/gains; (g) amortization of pension and postretirement actuarial losses/gains; (h) net plant incident costs/credits; and (i) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/adjustments; (b) loss/gain on disposition of business/assets; (c) amortization of pension and postretirement actuarial losses/gains; (d) net plant incident costs/credits; and (e) restructuring, impairment, and plant closing and transition costs/credits; (f) certain legal settlements and related expenses/gains; (g) amortization of pension and postretirement actuarial losses/gains; (h) net plant incident costs/credits; and (i) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

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(2)	Prior to the second quarter of 2019, the income tax impacts, if any, of each adjusting item represented a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

Beginning in the three- and six-month periods ended June 30, 2019, income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long term impact of our tax structure on post tax earnings.

(3)	Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments and (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. Based in Wynyard, U.K., Venator employs approximately 4,000 associates and sells its products in more than 110 countries.

Social Media:

Twitter: www.twitter.com/VenatorCorp

Facebook: www.facebook.com/venatorcorp

LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including the impacts and duration of the global outbreak of the Coronavirus Disease 2019 pandemic on the global economy and all aspects of our business, including our employees, customers, suppliers, partners, results of operations, financial condition and liquidity, global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, geopolitical events, cyberattacks and public health crises such as coronavirus.

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Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, and in its Quarterly Reports on Form 10-Q for the three months ended March 31, 2020 filed with the SEC. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.

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